SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                  FORM 8-K


                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                      Date of Report:  December 3, 1997



                               MEDIMMUNE, INC.
           (Exact name of registrant as specified in its charter)



                      Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company.


                               MEDIMMUNE, INC.
                         Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated December 1, 1997:

  MEDIMMUNE AND ABBOTT LABORATORIES SIGN GLOBAL ALLIANCE TO MARKET MEDI-493

Gaithersburg, MD and Abbott Park, IL, December 1, 1997 -- MedImmune, Inc. (Nasdaq:MEDI) and Abbott Laboratories (NYSE:ABT) today announced that they have formed an exclusive worldwide marketing alliance for MEDI-493 (palivizumab), a humanized respiratory syncytial virus (RSV) monoclonal antibody being developed for the prevention of serious RSV disease in infants and children. Two separate agreements were signed, a distribution agreement outside the U.S. and a threshold-based co-promotion agreement within the U.S.

Outside the U.S., Abbott's international division will have the exclusive right to market and distribute MEDI-493. MedImmune will manufacture and sell MEDI-493 to Abbott. MedImmune has received a $15 million payment, would receive an additional $30 million if and when MEDI-493 receives U.S. and European marketing approvals, and would receive an additional $15 million upon the achievement of certain sales levels by Abbott.

Within the U.S., Abbott's Ross Products division will co-promote MEDI-493 with MedImmune. MedImmune will be credited with all U.S. sales and Abbott will receive a commission on sales above pre-determined thresholds. Each Company is responsible for its own selling expenses.

"Abbott has a long-established commitment to pediatric health care," said Duane L. Burnham, Chairman and Chief Executive Officer of Abbott Laboratories. "We believe MEDI-493 has the potential to positively impact the lives of many infants and children worldwide and we are pleased to have the opportunity to add it to our portfolio of novel pediatric and infectious disease products."

"Abbott is one of the most respected health care companies worldwide," commented Wayne T. Hockmeyer, Ph.D., Chairman and Chief Executive Officer of MedImmune. "We believe Abbott's leadership within the pediatric marketplace together with its global reach will accelerate and broaden our ability to deliver MEDI-493 to the children who could benefit." Dr. Hockmeyer added that, "This alliance represents a great synergy of common commitment and interest in pediatric healthcare."

RSV is the most common cause of lower respiratory infections in infants and children worldwide. Healthy children and individuals with adequate immune systems often acquire a benign chest cold when infected with RSV. In contrast, premature infants and children with bronchopulmonary dysplasia
(BPD) are at increased risk for acquiring severe RSV disease (pneumonia and bronchiolitis), often requiring hospitalization. In the U.S. alone, over 90,000 children are hospitalized and 4,500 die from RSV disease annually. There are approximately 325,000 infants at risk of acquiring severe RSV disease in the U.S. and the Companies believe that the number of infants at risk outside the U.S. is at least as large. MEDI-493 is a humanized monoclonal antibody that has been evaluated in a Phase 3 double-blind, placebo-controlled clinical trial for its ability to prevent RSV disease in high-risk infants.

"The partnership we have formed with Abbott represents a new model in the biotechnology industry to commercialize products," commented David M. Mott, President and Chief Operating Officer of MedImmune. "Access to the Ross Products division pediatric sales force provides MedImmune with a cost-effective way to reach the office-based pediatrician. Clearly, Abbott's successful track record, their extensive customer base and their strong presence in pediatrics will complement our own sales efforts in the U.S."

"Selecting Abbott as our distributor outside the U.S. gives MedImmune access to an experienced and capable international sales and marketing organization which will help accelerate the commercialization of MEDI-493 globally," added Mr. Mott.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. The Company currently markets two products through its hospital-based sales force and has five new product candidates in clinical trials.

Abbott Laboratories is a global, diversified health care company devoted to the discovery, development, manufacture and marketing of pharmaceutical, diagnostic, nutritional and hospital products. The company employs 54,000 people and markets its products in more than 130 countries. In 1996, the company's sales and net earnings were $11.0 billion and $1.9 billion, respectively, with earnings per share of $2.41.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in both Companies' filings with the U.S. Securities and Exchange Commission. Commercialization of MEDI-493 will require prior approval from regulatory authorities. There can be no assurance that such approvals will be obtained.

Abbott's news releases and other information are available on the Company's web site at http://www.abbott.com.















                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, President and Chief Operating Officer
                                (Principal financial and accounting officer)
(DATE)            December 3, 1997